Exhibit 4.20 and 10.43

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This Amendment No. 1 to Credit Agreement (this “Agreement”) is dated as of September 26, 2013, between TANDY BRANDS ACCESSORIES, INC., a Delaware corporation (“Borrower”), the Persons named on Schedule 1.01 to the Credit Agreement (defined below)(collectively, the “Guarantors”), each Lender (as defined in the Credit Agreement) from time to time party to the Credit Agreement, and SALUS CAPITAL PARTNERS, LLC, a Delaware limited liability company, as  a lender, Administrative Agent and Collateral Agent (“Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Loan Documents (defined below).

R E C I T A L S:

A. Borrower, for itself as a borrower under and for the other obligors thereunder (collectively with Borrower, the “Obligors”), Agent and Lenders are parties to that certain to Credit Agreement, dated as of July 24, 2013 (the “Credit Agreement”).

B. In connection with the Credit Agreement, Obligors executed and delivered, or caused to be executed and delivered to or for the benefit of the Agent and each Lender certain other Loan Documents, including, but not limited to, deposit account control agreements, consents, assignments, security agreements, pledge agreements, agreements, instruments, guarantees and financing statements in connection with the indebtedness referred to in the Credit Agreement (all of the foregoing, together with the Credit Agreement, are hereinafter collectively referred to as the “Loan Documents”).

C. On September 24, 2013, Borrower delivered to Agent a revised thirteen week budget reflecting the Borrower’s updated forecasts for the period covered thereby (“Budget”).

D. Pursuant to a certain letter dated August 29, 2013 (“First ROR Letter”), Agent informed Borrower that (i) it was in the process of reviewing the contents and disclosures contained in Borrower’s Compliance Certificate dated August 27, 2013, including, but not limited to, evaluating whether one or more defaults and Events of Default then existed, and (ii) pending completion of Agent’s review, the First ROR Letter served as notice to Borrowers that Agent and Lenders expressly reserved all of their rights, remedies, powers, and privileges pursuant to the Credit Agreement and the Loan Documents, and applicable Law, including, but not limited to, with respect to any defaults or Events of Default that may then exist (collectively, the “First Reservations”).

E.  Pursuant to a certain letter dated September 9, 2013 (“Second ROR Letter”, and collectively with the First ROR Letter, the “Reservation Letters”)), Agent informed Borrower that (i) it was in the process of reviewing the contents and disclosures contained in Borrower’s Compliance Certificate dated September 6, 2013, including, but not limited to, evaluating whether one or more defaults and Events of Default then existed, and (ii) pending completion of Agent’s review, the Second ROR Letter served as notice to Borrowers that Agent and Lenders expressly reserved all of their rights, remedies, powers, and privileges pursuant to the Credit Agreement and the Loan Documents, and applicable Law, including, but not limited to, with respect to any defaults or Events of Default that may then exist (the “Second Reservations”, and collectively with the First Reservations the “Reservations”).

F. Notwithstanding the disclosures contained in Borrower’s Compliance Certificates dated August 27, 2013, September 6, 2013, September 10, 2013, September 18, 2013 and September 25, 2013, respectively (the “Compliance Certificates”), Borrower and the other Obligors have requested that Agent and Lenders agree to amend the Credit amendment no. 1 to credit Agreement

Agreement and Loan Documents, where applicable, and to forbear from exercising certain remedies available to Agent and Lenders under the Credit Agreement and other Loan Documents, and to continue to make extensions of credit to Borrower pursuant to the Credit Agreement, on the terms and subject to satisfaction of the conditions set forth in the Credit Agreement and this Agreement, respectively.

NOW, THEREFORE, in consideration of the foregoing premises, which are hereby incorporated into and made a part of this Agreement, the covenants and agreements hereinafter set forth, the sum of TEN and NO/100 DOLLARS ($10.00) cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned, intending to be legally bound, does hereby agree as follows:

1. Definitions.  All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Loan Documents.

2. Acknowledgements and Stipulations. In order to induce Agent and Lenders to enter into this Agreement, Borrower acknowledges, stipulates and agrees that:

a) each of the Recitals contained at the beginning of this Agreement is true and correct;

b) as of the close of business on September 25, 2013, the aggregate principal balance outstanding under the Credit Agreement totaled $14,876,168.06, plus accrued and/or accruing interest, costs fees, attorneys’ fees and other Credit Party Expenses under the Loan Documents;

c) all of the Loans and other Obligations are absolutely due and owing by Obligors to Lenders without any defense, deduction, offset or counterclaim (and, to the extent any Obligor had any defense, deduction, offset or counterclaim on the date hereof, the same is hereby waived by each such Obligor);

d) the Loan Documents executed by Borrower and the other Obligors are legal, valid and binding obligations enforceable against Borrower and the other Obligors in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in an action of law or in equity);

e) the liens granted by Borrower and the other Obligors to Lender in the Collateral are valid and duly perfected, first-priority liens, subject only to Permitted Liens; and

f) prior to executing this Agreement, Borrower consulted with and had the benefit of advice of legal counsel of its own selection and has relied upon the advice of such counsel, and in no part upon the representation of Agent or any Lender, or any counsel or advisor to Agent or any Lender, concerning the legal effects of this Agreement or any provision hereof.

3. Amendments to Credit Agreement.

a) Section 1.01 of the Credit Agreement shall be amended by adding the following new definitions:

“’Amendment Effective Date’ means the date of execution and delivery of Amendment No. to Credit Agreement, dated as of September 26, 2013.”

amendment no. 1 to credit Agreement

b) Section 1.01 of the Credit Agreement shall be amended by deleting the definition of “Material Contract” in its entirety and by substituting the following in its stead”

“Material Contract” means with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $500,000 or more in any fiscal year or otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person, or with respect to the Borrower, otherwise designated as such by the Administrative Agent and the Borrower; provided that the KTC Financing Documents and the Licensor/Vendor Subordinated Notes shall at all times be considered Material Contracts, regardless of the amount thereof.”

c) Section 6.01 of the Credit Agreement shall be amended by deleting clause (a) thereof in its entirety and by substituting the following in its stead:

“(a)           as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as set forth below, shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that, for the Fiscal Year ended June 30, 2013, the requirements set forth above with respect to the opinion of a Registered Public Accounting Firm that such opinion shall not be subject to any “going concern” or like qualification or exception shall not apply;”

d) Section 6.02(a) of the Credit Agreement shall be amended by deleting clause (a) thereof in its entirety and by substituting the following in its stead:

“(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary for their certification of such financial statements, such Registered Public Accounting Firm has not obtained any knowledge of the existence of any Default or Event of Default under the financial covenants set forth herein or, if any such Default or Event of Default shall exist, stating the nature and status of such event; provided that, for the financial statements required under Section 6.01(a) for the  Fiscal Year ended June 30, 2013, the requirements set forth above with respect to the certificate of its Registered Public Accounting Firm that has not obtained any knowledge of the existence of any Default or Event of Default under the financial covenants set forth herein or, if any such Default or Event of Default shall exist, stating the nature and status of such event shall not apply;”

amendment no. 1 to credit Agreement

c) The Credit Agreement shall be amended by inserting the following new Section:

“7.21           Compliance with Budget.  Borrower’s:

(i)           revenues shall not be less than 90% of the projected 13-week rolling cash flow amounts set forth in the Budget;

(ii)           accounts receivable collections shall not be less than 90% of the projected 13-week rolling cash flow amounts set forth in the Budget;

(iii)           net operating cash flow shall not be less than 90% of the projected 13-week rolling cash flow amounts set forth in the Budget;

(iv)           actual expenses and cash expenditures, each shall not be greater than 110%  of the aggregate projected amounts set forth in the Budget;

(v)           Availability shall not be less than 90% of the projected 13-week rolling cash flow amounts set forth in the Budget;

(vi)           the ratio of accounts payable to Eligible Inventory shall not be greater than 0.25:1.00 on a weekly basis.

The foregoing shall be tested on a rolling 3-week basis commencing on Wednesday of the third (3rd) week after the Amendment Effective Date, and continuing each week thereafter following the Amendment Effective Date. Commencing on the first Wednesday after the Amendment Effective Date, and continuing each week thereafter, the Borrower shall provide the Agent with a weekly variance report, which variance report shall be prepared on both a weekly and a cumulative basis.”

4. Amendment to Fee Letter. Paragraph 3(b) of the Fee Letter shall be deleted in its entirety and the following shall be substituted in its place:

“Monitoring Fee. In addition to any other fee to be paid by the Borrower hereunder, as of the Closing Date, the Agent has earned in full, and the Borrower shall pay to the Agent, for its own account, a collateral monitoring fee in the amount of $340,000 (the "Collateral Monitoring Fee"). The Collateral Monitoring Fee payable pursuant to this Section 3(b) shall be fully earned on the Closing Date. The Collateral Monitoring Fee shall be paid in monthly installments commencing on the Closing Date, and thereafter, on the first business day after the end of each month in the following amounts:

1)	months prior to October 2013, the sum of $20,000 per month; and

2)	commencing October 2013 through the Termination Date, the sum of $30,000 per month.

Any unpaid balance of the Collateral Monitoring Fee outstanding on the Termination Date shall be paid on the Termination Date.”

amendment no. 1 to credit Agreement

5. Expenses of Lender; Lender Consultant; Appraisal.

a) Borrower agrees to pay, on demand, all reasonable costs and expenses incurred by Agent and any Lender in connection with the preparation, negotiation and execution of this Agreement and any other Loan Documents executed pursuant hereto and any and all Agreements, modifications, and supplements to the Credit Agreement, including, without limitation, the reasonable fees of Agent and Lenders’ legal counsel and any taxes (other than Agent and/or Lenders’ income taxes) or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.  Borrower acknowledges that Agent and each Lender may charge any and all such fees, costs and expenses to Borrower’s loan account in accordance with the Credit Agreement, and Agent and Lenders agree to promptly provide all invoices to Borrower related to such fees, costs and expenses after charging the loan account therefor.

b) Borrower acknowledges that Agent has engaged Consilium Advisors, LLC as Agent’s consultant to, inter alia, conduct evaluations of Borrower’s business, forecasts and cash flows, and further that the costs and expenses of such consulting services shall constitute Credit Party Expenses under the Credit Agreement. In accordance with the Credit Agreement, Borrower shall cooperate with Agent’s consultant in connection with any access and/or information or other requests it may present.

6. Licensor Consents.  Not later than 30 days after the Amendment Effective Date, the Agent shall have received licensor consent agreements with respect to each of the license agreements set forth on Schedule 4.01 of the Credit Agreement (to the extent not previously provided), which consents shall be in form satisfactory to the Agent, in its exclusive discretion, and which shall provide, at a minimum, that the applicable licensor under each such license agreement shall provide the Agent notice of any default under, or termination of, such license agreement contemporaneously with any delivery of such notice to the applicable Loan Party thereof. In the event Borrower fails to deliver a required licensor consent by the date set forth herein, any and all inventory associated with the subject licensor shall be deemed ineligible for Borrowing Base purposes.

7. No-Waiver.  None of this Agreement, or Agent’s or Lenders’ continued making of loans or other extensions of credit at any time extended to Borrower in accordance with this Agreement, the Credit Agreement, and the Loan Documents shall be deemed a waiver of or consent to any default or Event of Default.  Borrower agrees that any such default(s) or Event(s) of Default shall not be deemed to have been waived, released or cured by virtue of Loans or other extensions of credit at any time extended to Borrower, or by the Agent’s and/or Lenders’ execution of this Agreement.  Nothing in this Agreement shall restrict Agent’s or Lenders’ ability to take or refrain from taking or exercise any right with respect to any Subordinated Indebtedness that it is otherwise entitled to take, refrain from taking or exercise, as the case may be.

8. Release of Claims. To induce Agent and each Lender to enter into this Agreement, Borrower and each Obligor hereby waives, remises, acquits, releases and forever discharges Agent and each Lender and its respective predecessors, successors, assigns, affiliates, shareholders, directors, officers, directors, accountants, attorneys, employees, agents, representatives and servants of, from and against any and all claims, actions, causes of action, suits, proceedings, contracts, judgments, damages, accounts, reckonings, executions, and liabilities whatsoever of every name and nature, whether known or unknown, whether or not well founded in fact or in law, and whether in law, or at equity, which Borrower or any Obligor ever had or now has for or by reason of any matter, cause or anything whatsoever to this date relating to or arising out of any of the Loan Documents or otherwise, including, without limitation, any actual or alleged act or omission of or on behalf of Agent and each Lender with respect to the Loan Documents and any security interest, liens or collateral in connection therewith, or the enforcement of any of Agent and Lenders’ rights or remedies thereunder.  Borrower and each Obligor represent and warrant amendment no. 1 to credit Agreement

to Lender that neither Borrower nor any Obligor has transferred or assigned to any person any claim that Borrower or such Obligor ever had or claimed to have against Agent or any Lender.  The terms of this Section shall survive the termination of the Loan Documents.

9. Representations and Warranties.  In consideration of the execution and delivery of this Agreement by Agent, Borrower hereby represents and warrants in favor of the Agent and each Lender as follows:

i. Borrower has the corporate power and authority (i) to enter into this Agreement and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by Borrower;

ii. Borrower has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Agreement in accordance with the terms hereof and to consummate any transactions contemplated hereby;

iii. The execution and delivery by Borrower of this Agreement and the performance of the obligations of Borrower hereunder and the consummation by Borrower of any transactions contemplated hereby: (i) are not in contravention of the terms of the organizational documents of Borrower or of any material agreement or undertaking to which Borrower is a party or by which Borrower or its property is bound; (ii) do not require the consent, registration or approval of any governmental authority or any other person (except such as have been duly obtained, made or given, and are in full force and effect and except for consents of persons (other than a governmental authority) that are not material); (iii) do not contravene in any material respect any statute, law, ordinance regulation, rule, order or other governmental restriction applicable to or binding upon Borrower; and (iv) will not result in the imposition of any liens upon any property of Borrower except Permitted Liens;

iv. This Agreement has been duly executed and delivered by Borrower and each Obligor, and is a legal, valid and binding obligation of Borrower and such Obligor, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

v. Other than the matters addressed in the Reservation Letters and the Compliance Certificates, no default or Event of Default exists under the Credit Agreement or the other Loan Documents;

vi. Except as disclosed to the Agent prior to the Amendment Effective Date and except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties are not in breach of or in default under, in any material respect, any Material Contract (which breach or default is continuing beyond any applicable cure periods or which has not been waived) and have not received any notice of the intention of any other party thereto to terminate any Material Contract; and

vii. On and as of the date hereof, all representations and warranties of Borrower set forth in the Credit Agreement and the other Loan Documents are true, correct and complete in all respects as though made on and as of such date, except to the extent that: (i) such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true, correct and complete on and as of such earlier date); or (ii) the matters addressed in the Reservation Letters or the Compliance Certificates would render any of such representations and warranties untrue.

amendment no. 1 to credit Agreement

10. Reaffirmation of Secured Obligations.  Borrower and each Obligor hereby ratifies and reaffirms the Loan Documents and all of its obligations and liabilities thereunder, including all of the Obligations.

11. Application of Proceeds. Borrower hereby waives the right, if any, to direct the manner in which Agent and/or any Lender applies any payments, collections or Collateral proceeds to the Obligations and agrees that Agent and Lenders may apply and reapply all such payments, collections or proceeds to the Obligations as Agent and Lenders, in their sole and absolute discretion, elect from time to time.

12. Conditions Precedent to Effectiveness.  This Agreement shall be effective as of the date first written above upon satisfaction of the following:

i.	Agent’s receipt of a counterpart hereof duly executed by Borrower; and

ii. Agent’s receipt of such other information, documents, instruments and approvals as Agent’s counsel may reasonably require.

13. Full Force and Effect; No Further Agreement.  Except as expressly set forth in this Agreement, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of, Agent and/or any Lender under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents.  Except as expressly set forth in this Agreement, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and Borrower hereby ratifies and confirms its obligations thereunder.  Except as expressly provided herein, this Agreement shall not constitute a modification of the Credit Agreement or any of the other Loan Documents or a course of dealing with Agent and/or any Lender at variance with the Credit Agreement or the other Loan Documents such as to require further notice by Lender to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein.  Borrower acknowledges and expressly agrees that, Agent and each Lender reserves the right to, and does in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents, as amended herein.  Borrower does not have any knowledge of any challenge to Agent and/or any Lender’s claim(s) arising under the Loan Documents or to the effectiveness of the Loan Documents.

14. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile or other electronic method of transmission shall be deemed an original signature hereto.

15. Reference to and Effect on the Loan Documents.  Upon the effectiveness of this Agreement, on and after the date first written above, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

amendment no. 1 to credit Agreement

16. No Novation, etc.  This Agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction and the Credit Agreement and the other Loan Documents shall remain in full force and effect.

17. Fraud.  Borrower represents and warrants that Borrower has not committed any act of fraud or deceit in connection with the transactions involving Lender, including, without limitation, knowingly furnishing of any materially false information, financial or non-financial, knowingly withholding of any material information, financial or non-financial, or knowingly making of any warranties or representations which are materially untrue as of the date hereof.

18. Relationship of Parties; No Third Party Beneficiaries.  Nothing in this Agreement shall be construed to alter the existing debtor-creditor relationship among Borrower, Agent and the Lenders, nor is this Agreement intended to change or affect in any way the relationship among Agent and/or any Lender and Borrower to one other than a debtor-creditor relationship.  This Agreement is not intended, nor shall it be construed, to create a partnership or joint venture relationship between or among any of the parties hereto.  No Person other than a party hereto is intended to be a beneficiary hereof and no Person other than a party hereto shall be authorized to rely upon or enforce the contents of this Agreement.

19. Section Titles.  The section titles contained in this Agreement are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

20. Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

21. GOVERNING LAW.  THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

22. JURY TRIAL WAIVER.  BORROWER, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES TO THIS AGREEMENT IN RESPECT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE RELATED TRANSACTIONS, INCLUDING, WITHOUT LIMITATION, THE OBLIGATIONS OF BORROWER AND ANY GUARANTOR, THE COLLATERAL, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, ADMINISTRATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWER, GUARANTORS, AGENT AND EACH LENDER EACH HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH BORROWER PARTY, AGENT AND/OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO A TRIAL BY JURY.

amendment no. 1 to credit Agreement

23. Loan Document.  This Agreement shall be deemed to be a Loan Document for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BORROWER:

TANDY BRANDS ACCESSORIES, INC.

By:
Name:
Title:

AGENT/LENDER:

SALUS CAPITAL PARTNERS, LLC

By:
Name: Kyle Shonak
Title: Senior Vice President-Special Opportunities

ACKNOWLEDGED AND CONSENTED TO:

H.A. SHELDON CANADA LTD.,
As a Guarantor

By:
Name:
Title:

TBAC INVESTMENT TRUST,
As a Guarantor

By:
Name:
Title:

amendment no. 1 to credit Agreement